GOODWILL PURCHASE AGREEMENT

by and among

RESOURCES CONNECTION, INC.,
a Delaware corporation,
as Buyer,

and

MICHAEL S. SITRICK,
an individual,

October 29, 2009

-i-

(continued)

-ii-

(continued)

-iii-

EXECUTION COPY

LIST OF ANNEXES

Annex A	—	Spousal Consent

LIST OF EXHIBITS

Exhibit A	—	Lock-Up Agreement

Exhibit B	—	M. Sitrick Accredited Investor Questionnaire

LIST OF SCHEDULES

Schedule A	—	Consideration; Goodwill Applicable Percentage

Schedule B	—	Accounting Principles

Schedule C	—	[Reserved]

Schedule D	—	Earn-Out Payment Examples

Schedule E	—	Computation of Adjusted Applicable Percentage

EXECUTION COPY

GOODWILL PURCHASE AGREEMENT

This GOODWILL PURCHASE AGREEMENT (this “Agreement”) is dated as of October 29, 2009, by and between RESOURCES CONNECTION, INC., a Delaware corporation (“Buyer”), and Michael S. Sitrick, an individual (“M. Sitrick”).  Buyer and M. Sitrick are sometimes referred to together herein as the “Parties.”

RECITALS

A.           M. Sitrick has personally created, developed, and is the exclusive owner of, the class of intangible assets comprised of his business relationships, reputation, contacts with public figures in major industries, referral network, trade secrets, media contacts, and the intellectual property derived from his personal knowledge, relationships, name and reputation (collectively, the “Goodwill”).

B.           The Goodwill has previously been associated with the Sitrick Business, and is expected to be valuable to any other similar business with which it is associated.

C.           M. Sitrick is not subject to any employment agreement, noncompetition agreement, or restrictive covenant relating to the Goodwill that would restrict Seller’s purchase of the Goodwill.

D.           On the terms and subject to the conditions contained herein, M. Sitrick desires to sell and Buyer desires to purchase all of the Goodwill (the “Goodwill Purchase”).

E.           Prior to the Closing, Sitrick And Company, a California corporation (“Sitrick Co”), Brincko Associates, Inc., a California corporation (“Brincko,” and together with Sitrick Co, the “Sellers”), and Sitrick Brincko Group, LLC, a Delaware limited liability company to be formed by the Sellers prior to the Closing (the “Company”), will enter into a Contribution Agreement, pursuant to which, immediately prior to the Closing, Brincko will contribute certain of its assets and liabilities to the Company in exchange for 52.02% of the outstanding membership interests in the Company (the “Brincko Membership Units”), and Sitrick Co will contribute certain of its respective assets and liabilities to the Company in exchange for 47.98% of the outstanding membership interests in the Company (the “Sitrick Co Membership Units,” and together with the Brincko Membership Units, the “Company Membership Units”).

F.           Immediately prior to the Closing, the Sellers will collectively own 100% of the Company Membership Units.

G.           Concurrently with the execution of this Agreement, as a condition and inducement to enter into this Agreement, Buyer, Sitrick Co, M. Sitrick (together with Sitrick Co, the “Sitrick Parties”), Brincko, and John P. Brincko, an individual (“J. Brincko,” and together with Brincko, the “Brincko Parties”), have entered into an agreement (the “MIPA”) pursuant to which Buyer will purchase all of the Sellers’ right, title and interest in the Company Membership Units (the “Company Purchase”).

H.           In connection with the Company Purchase and the Goodwill Purchase, and as a condition and inducement to Buyer’s willingness to enter into this Agreement and the MIPA, each of the Sitrick Parties and the Brincko Parties has, concurrently with the execution of this Agreement, executed and delivered to Buyer a Noncompetition Agreement, containing non-competition and non-solicitation covenants, to become effective on the Closing Date.

I.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the MIPA, each of M. Sitrick and J. Brincko will, immediately prior to the Closing, execute and deliver to Buyer an Employment Agreement (as such term is defined in the MIPA) to become effective on the Closing Date.

J.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the MIPA, each of the Sellers and M. Sitrick has, concurrently with the execution of this Agreement, executed and delivered to Buyer a lock-up agreement, in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), to become effective on the Closing Date.

K.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the MIPA, M. Sitrick has, concurrently with the execution of this Agreement, executed and delivered to Buyer a completed copy of an accredited investor questionnaire, in the form attached hereto as Exhibit B (the “M. Sitrick Accredited Investor Questionnaire”).

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.    DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Accelerated Adjusted Applicable Percentage Statement” has the meaning set forth in the MIPA.

“Accelerated Earn-Out EBITDA Statement” has the meaning set forth in Section 2.5(d)(ii).

“Accelerated Earn-Out Payment” has the meaning set forth in the MIPA.

“Accelerated Goodwill Adjusted Applicable Percentage Statement” has the meaning set forth in Section 2.5(d)(vii).

“Accelerated Goodwill Earn-Out Payment” has the meaning set forth in Section 2.5(c)(i).

“Accelerated Goodwill Earn-Out Payment Statement” has the meaning set forth in Section 2.5(d)(ix).

“Acceleration Option” has the meaning set forth in the MIPA.

“Accounting Arbitrator” has the meaning set forth in Section 2.5(f).

“Accredited Investor Questionnaires” has the meaning set forth in the MIPA.

“Action” has the meaning set forth in Section 3.4.

“Adjusted Applicable Percentage” has the meaning set forth in the MIPA.

“Adjusted Applicable Percentage Statement” has the meaning set forth in the MIPA.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Earn-Out EBITDA” has the meaning set forth in Section 2.5(a)(i).

“Annualized Earn-Out EBITDA” has the meaning set forth in Section 2.5(a)(ii).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Percentage” has the meaning set forth in the MIPA.

“Average Annualized Earn-Out EBITDA” has the meaning set forth in Section 2.5(a)(iii).

“Brincko” has the meaning set forth in the Recitals.

“Brincko Business” has the meaning set forth in the MIPA.

“Brincko Initial Purchase Price EBITDA” means $1,149,707.00.

“Brincko Membership Units” has the meaning set forth in the Recitals.

“Brincko Parties” has the meaning set forth in the Recitals.

“Business” means the business of the Company including, without limitation, the Brincko Business and the Sitrick Business.

“Business Combination” has the meaning set forth in Section 2.5(a)(iv).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Legal Requirements of the State of California or is a day on which banking institutions located in such state are authorized or required by any Legal Requirement or other governmental action to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Basket” has the meaning set forth the MIPA.

“Buyer Board” has the meaning set forth in Section 2.5(a)(iv).

“Buyer Excluded Representations and Warranties” means the representations and warranties of Buyer made in Section 4.1 (Organization, Power and Authorization); Section 4.3 (Brokerage); Section 4.5 (Valid Issuance of Buyer Common Stock); Section 4.6 (Buyer SEC Documents and Financial Statements); and Section 4.7 (Subsequent Events).

“Buyer Indemnitees” has the meaning set forth in Section 8.3.

“Buyer SEC Documents” has the meaning set forth in Section 4.6.

“Change of Control” has the meaning set forth in Section 2.5(a)(iv).

“Change of Control Notice” has the meaning set forth in the MIPA.

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.3

“Closing Date Share Price” means $17.48.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Membership Units” has the meaning set forth in the Recitals.

“Company Purchase” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the MIPA.

“Earn-Out Dispute” has the meaning set forth in Section 2.5(f).

“Earn-Out EBITDA” has the meaning set forth in Section 2.5(a)(v).

“Earn-Out EBITDA Statement” has the meaning set forth in Section 2.5(d)(iii).

“Earn-Out First Day” has the meaning set forth in Section 2.5(a)(vi).

“Earn-Out Measurement Period” has the meaning set forth in Section 2.5(a)(vi).

“Earn-Out Restricted Stock Consideration” has the meaning set forth in the MIPA.

“Earn-Out Share Price” has the meaning set forth in Section 2.5(a)(vii).

“Earn-Out Year” has the meaning set forth in Section 2.5(a)(viii).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

“Employee Bonus Pool Payment” has the meaning set forth in the MIPA.

“Employee Bonus Pool Reduction” has the meaning set forth in the MIPA.

“Employee Bonus Pool Restricted Stock Consideration” has the meaning set forth in the MIPA.

“Employee Bonus Pool Statement” has the meaning set forth in the MIPA.

“Employee Bonus Pool Tax Benefit” has the meaning set forth in Section 2.5(a)(ix).

“Employment Agreement” has the meaning set forth in the MIPA.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, occupancy right, right of first refusal or first offer, preemptive right, easement, lien, hypothecation, charge, option or other right to purchase, lease, right of way, conditional sale or other title-retention agreement, defect in title, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security other than restrictions under applicable federal or state securities Legal Requirements, any restriction on the receipt of any income derived from any asset or security, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), or encumbrance of any kind.

“Exchange Act” has the meaning set forth in Section 2.5(a)(iv).

“Final Goodwill Earn-Out Payment Statement” has the meaning set forth in Section 2.5(d)(x).

“FTC” means the United States Federal Trade Commission.

“Full-Term Goodwill Earn-Out Payment” has the meaning set forth in Section 2.5(a)(x).

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Goodwill” has the meaning set forth in the Recitals.

“Goodwill Accelerated Earn-Out Payment” has the meaning set forth in Section 2.5(c)(i).

“Goodwill Adjusted Applicable Percentage Statement” has the meaning set forth in Section 2.5(d)(viii).

“Goodwill Adjusted Applicable Percentage” means the percentage interest in the earn-out proceeds allocated to M. Sitrick pursuant to Schedule E.

“Goodwill Applicable Percentage” means the initial percentage interest in the earn-out payment proceeds allocated to M. Sitrick pursuant to Schedule A.

“Goodwill Earn-Out Cash Consideration” has the meaning set forth in Section 2.5(a)(xi).

“Goodwill Earn-Out Payment” means the sum of (a) any Full-Term Goodwill Earn-Out Payment; (b) the aggregate of any Goodwill Employee Bonus Pool Tax Benefit(s); and (c) any Accelerated Goodwill Earn-Out Payment.

“Goodwill Earn-Out Restricted Stock Consideration” has the meaning set forth in Section 2.5(a)(xii).

“Goodwill Employee Bonus Pool Tax Benefit” has the meaning set forth in Section 2.5(a)(xiii).

“Goodwill Indemnification Basket” has the meaning set forth in Section 8.5(a).

“Goodwill Indemnification Cap” has the meaning set forth in Section 8.5(b).

“Goodwill Initial Purchase Price” means the product of (i) seven (7); (ii) the Sitrick Co Initial Purchase Price EBITDA; (iii) the Goodwill Purchase Price Percentage; and (iv) fifty-five percent (55%).

“Goodwill Initial Purchase Price Cash Consideration” means an amount equal to (a) the Goodwill Initial Purchase Price, minus (b) the product of (i) the Goodwill Initial Purchase Price Restricted Stock Consideration and (ii) the Share Price.

“Goodwill Initial Purchase Price Restricted Stock Consideration” means that number of shares of restricted common stock of Buyer, rounded down to the nearest whole share, equal to the lesser of (a) the product of (i) the quotient of (A) the Goodwill Initial Purchase Price, divided by (B) the sum of the Initial Purchase Price and the Goodwill Initial Purchase Price, and (ii) 1,500,000; and (b) the quotient of (i) the product of (A) thirty-five percent (35%) and (B) the Goodwill Initial Purchase Price, divided by (ii) the Share Price.

“Goodwill Purchase” has the meaning set forth in the Recitals.

“Goodwill Purchase Price” has the meaning set forth in Section 2.2.

“Goodwill Purchase Price Percentage” means a percentage equal to 89.5%.

“Goodwill Transfer” has the meaning set forth in Section 2.1.

“Government Entity” means any United States (a) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, other government; (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (d) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including, but not limited to, any arbitral forum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incumbent Board” has the meaning set forth in Section 2.5(a)(iv).

“Indemnification Claim Notice” has the meaning set forth in Section 8.6(a).

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Initial Purchase Price” has the meaning set forth in the MIPA.

“Initial Purchase Price EBITDA” means the sum of (a) the Brincko Initial Purchase Price EBITDA and (b) the Sitrick Co Initial Purchase Price EBITDA.

“Initial Purchase Price Restricted Stock Consideration” has the meaning set forth in the MIPA.

“Interim Earn-Out EBITDA Statement” has the meaning set forth in Section 2.5(d)(i).

“IRS” means Internal Revenue Service.

“J. Brincko” has the meaning set forth in the Recitals.

“Knowledge of M. Sitrick” means the knowledge, after reasonable inquiry, of M. Sitrick.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lock-Up Agreements” has the meaning set forth in the Recitals.

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal (subject, where applicable, to the provisions of Section 8.6), accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Management Officers” has the meaning set forth in the MIPA.

“Material Adverse Effect” means, with respect to the Goodwill, any change or effect (or any development that is reasonably likely to result in any change or effect) that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to M. Sitrick’s reputation or personal goodwill, except to the extent any such change or effect results from or is attributable to (i) events, circumstances, changes or effects that generally affect the industries in which such M. Sitrick operates (including legal and regulatory changes), provided that such changes do not affect the Goodwill in a materially disproportionate manner, (ii) changes in general economic or political conditions or events, circumstances, changes or effects affecting the securities markets in the United States generally, provided that in each such case, such changes do not affect the Goodwill in a materially disproportionate manner, (iii) any circumstance, change or effect that directly results from any action required to be taken pursuant to this Agreement or the transactions contemplated hereunder, (iv) any circumstance, change or effect that directly results from the announcement of this Agreement or the transactions contemplated hereunder, or (v) a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, provided that such changes do not affect the Goodwill in a materially disproportionate manner; with respect to Buyer, “Material Adverse Effect” has the meaning set forth in the MIPA.

“Maximum Earn-Out Share Number” has the meaning set forth in Section 2.5(a)(xiv).

“MIPA” has the meaning set forth in the Recitals.

“M. Sitrick” has the meaning set forth in the preamble to this Agreement.

“M. Sitrick Accredited Investor Questionnaire” has the meaning set forth in the Recitals.

“M. Sitrick Excluded Representations and Warranties” means the representations and warranties of M. Sitrick made in Section 3.1 (Organization, Power and Authority); Section 3.3 (Ownership); Section 3.7 (Brokerage); Section 3.10 (Accredited Investor); Section 3.11 (Receipt of Restricted Stock Consideration for M. Sitrick’s Own Account); Section 3.12 (Restricted Securities); and Section 3.13 (Legends).

“M. Sitrick Intellectual Property” has the meaning set forth in Section 3.6.

“Noncompetition Agreement” has the meaning set forth in the MIPA.

“Notice of Option Exercise” has the meaning set forth in the MIPA.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a firm, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, a Government Entity or other legal entity.

“Proposal” has the meaning set forth in Section 5.3.

“Purchase Price” has the meaning set forth in the MIPA.

“Releasees” has the meaning set forth in Section 7.5(a).

“Releasor” has the meaning set forth in Section 7.5(a).

“Restricted Stock Consideration” has the meaning set forth in Section 3.9.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Indemnitees” has the meaning set forth in the MIPA.

“Sellers” has the meaning set forth in the Recitals.

“Selling Parties” means the Brincko Parties and the Sitrick Parties.

“Share Price” means (a) the Closing Date Share Price if the Closing Date Share Price is greater than or equal to $18.71; (b) $18.71 if the Closing Date Share Price is less than $18.71 but is greater than or equal to $16.00; or (c) an amount equal to the product of (i) $18.71 and (ii) the quotient of the Closing Date Share Price divided by $16.00, if the Closing Date Share Price is less than $16.00.

“Sitrick Basket” has the meaning set forth in the MIPA.

“Sitrick Business” has the meaning set forth in the MIPA.

“Sitrick Cap” has the meaning set forth in the MIPA.

“Sitrick Co” has the meaning set forth in the Recitals.

“Sitrick Co Initial Purchase Price EBITDA” means $10,101,109.00.

“Sitrick Co Membership Units” has the meaning set forth in the Recitals.

“Sitrick Parties” has the meaning set forth in the Recitals.

“Statement of Earn-Out Objections” has the meaning set forth in Section 2.5(f).

“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency, fee or similar amount, imposed, assessed or collected by or under the authority of any Government Entity, including any income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, fee or similar amount of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return, election or other document relating to Taxes (including schedules or attachments thereto) filed or required to be filed with any taxing authority and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to this Agreement, including, without limitation, the MIPA, the Contribution Agreement, the Employment Agreements, the Lock-Up Agreements, the Accredited Investor Questionnaires, the M. Sitrick Accredited Investor Questionnaire and the Noncompetition Agreements.

“Transfer Taxes” has the meaning set forth in Section 7.1.

SECTION 2.   THE PURCHASE.

2.1           Sale and Purchase of the Goodwill.  Upon the terms and subject to the conditions of this Agreement and in consideration of the Goodwill Purchase Price, at the Closing, M. Sitrick shall sell, assign and transfer to Buyer, and Buyer shall purchase, the Goodwill free and clear of any Encumbrances (such sale, assignment and transfer, the “Goodwill Transfer”), to be contributed to the Company for use in the Business.

2.2           Purchase Price.  The purchase price for the Goodwill shall be an amount equal to the aggregate of (i) the Goodwill Initial Purchase Price; plus (ii) the amount of any Goodwill Earn-Out Payment due and payable pursuant to Section 2.5 (together, the “Goodwill Purchase Price”).

2.3           Closing.  Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Section 9 (Termination), and subject to the satisfaction or waiver of all of the conditions set forth in Section 7, the closing of the Goodwill Transfer (the “Closing”) shall take place at 10:00 A.M., California time, at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660, on the date of the closing of the transactions contemplated by the MIPA (the “Closing Date”).

2.4           Payment of the Initial Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to M. Sitrick the Goodwill Initial Purchase Price by (a) delivery to M. Sitrick of an amount equal to the Goodwill Initial Purchase Price Cash Consideration, in immediately available funds by wire transfer to the account designated by M. Sitrick in writing at least three (3) Business Days prior to Closing; and (b) electronic delivery to M. Sitrick of that number of shares of restricted common stock of Buyer representing the Goodwill Initial Purchase Price Restricted Stock Consideration, as set forth on Schedule A, to the brokerage or other account designated by M. Sitrick in writing at least three (3) Business Days prior to Closing; provided, however, that if M. Sitrick’s account is not credited with such shares within three (3) Business Days after Closing, then upon notice by M. Sitrick, Buyer shall deliver to M. Sitrick the cash equivalent of the Goodwill Initial Purchase Price Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by M. Sitrick in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.4 shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.  Schedule A will be updated by Buyer at the Closing such that the actual amounts of the Goodwill Initial Purchase Price Cash Consideration and Goodwill Initial Purchase Price Restricted Stock Consideration to be paid/issued to M. Sitrick by Buyer at Closing are set forth on Schedule A at Closing, which updated schedule shall be delivered by Buyer to M. Sitrick at the Closing.

2.5           Earn-Out.

(a)           Definitions.

(i)           For purposes of this Section 2.5, “Annual Earn-Out EBITDA” means the EBITDA of the Company as of its most recently completed Earn-Out Year, calculated in accordance with GAAP, consistent with the Financial Statements, as adjusted in accordance with Schedule B and taking into account the principles set forth therein.

(ii)           For purposes of this Section 2.5, “Annualized Earn-Out EBITDA” means the product of (a) the quotient of (i) EBITDA of the Company for the then completed fiscal months of the applicable Earn-Out Year (calculated in accordance with GAAP, consistent with the Financial Statements, as adjusted in accordance with Schedule B and taking into account the principles set forth therein), divided by (ii) the number of the then completed fiscal months of the applicable Earn-Out Year, and (b) twelve (12).

(iii)           For purposes of this Section 2.5, “Average Annualized Earn-Out EBITDA” means the quotient of (a) the sum of the Annualized Earn-Out EBITDA for the then completed fiscal months of the applicable Earn-Out Year and each of the Annual Earn-Out EBITDAs of the Company for the then elapsed Earn-Out Years, divided by (b) the sum of (i) one (1) and (ii) the number of then elapsed Earn-Out Years.

(iv)           For purposes of this Section 2.5, “Change of Control” means the occurrence of any of the following: (A) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Buyer, a subsidiary of Buyer or a Buyer employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Buyer or the Company representing forty-five percent (45%) or more of the combined voting power of Buyer’s or the Company’s then outstanding securities, as applicable; (B) a change in the composition of the Board of Directors of Buyer (the “Buyer Board”) such that the individuals who, as of the Closing Date, constitute the Buyer Board (the  “Incumbent Board”) cease for any reason to constitute at least a majority of the Buyer Board, if the new members of the Buyer Board after such change are not affiliated with any of the Selling Parties; provided, however, that for purposes of this Section 2.5(a)(iv), any individual who becomes a member of the Buyer Board subsequent to the Closing Date whose election, or nomination for election by Buyer’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Buyer Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; or (C) the consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Buyer or the Company (other than the Transactions) or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, the individuals and entities who were the beneficial owners of the voting securities of Buyer or the Company, as applicable, immediately prior to the Business Combination beneficially own, directly or indirectly, more than fifty-five percent (55%) of the combined voting power of the then outstanding voting securities of the surviving entity in the Business Combination (including, without limitation, an entity which as a result of such transaction owns Buyer or the Company or all or substantially all of Buyer’s or the Company’s assets, as applicable).

(v)         For purposes of this Section 2.5, “Earn-Out EBITDA” means the average Annual Earn-Out EBITDA of the Company for the then-elapsed Earn-Out Years.

(vi)        For purposes of this Section 2.5, “Earn-Out Measurement Period” means the four-year fiscal period beginning at 12:01 a.m. California time on the first day of the first fiscal month of Buyer immediately following the Closing Date (the “Earn-Out First Day”), and ending at 11:59 p.m. California time on the date that is one (1) day immediately prior to the four (4) year fiscal anniversary of the Earn-Out First Day.  By way of illustration, if the Closing Date were to occur on November 20, 2009, the Earn-Out First Day would be November 29, 2009 (the first day of the following fiscal month) and the Earn-Out Measurement Period would end on November 23, 2013 (the day before the four-year fiscal anniversary of the Earn-Out First Day).

(vii)       For purposes of this Section 2.5, “Earn-Out Share Price” means the average closing price per share of Buyer’s common stock as reported by The Nasdaq Global Select Market for the three (3) trading days immediately preceding and the three (3) trading days immediately following the first public announcement by Buyer (including through a press release, quarterly report on Form 10-Q or annual report on Form 10-K for Buyer) of the financial results of Buyer for the period which includes the last day of the most recently completed Earn-Out Year.

(viii)      For purposes of this Section 2.5, “Earn-Out Year” means, (A) for the first Earn-Out Year, a period beginning on the Earn-Out First Day and ending on the date that is one (1) day immediately prior to the one (1) year fiscal anniversary of the Earn-Out First Day; and (B) for each subsequent Earn-Out Year, a period beginning on the day immediately following the last day of the previous Earn-Out Year and ending on the date that is one (1) day immediately prior to the one (1) year fiscal anniversary of that Earn-Out Year.  By way of illustration, if the Closing Date were to occur on November 20, 2009, the first Earn-Out Year would be the period from November 29, 2009 to November 27, 2010; the second Earn-Out Year would be the period from November 28, 2010 to November 26, 2011; the third Earn-Out Year would be the period from November 27, 2011 to November 24, 2012; and the fourth Earn-Out Year would be the period from November 25, 2012 to November 23, 2013.

(ix)         For purposes of this Section 2.5, the “Employee Bonus Pool Tax Benefit” means the amount of any Tax benefit actually realized by Buyer for the taxable year in which an Employee Bonus Pool Payment is made or the immediately following taxable year with respect to such Employee Bonus Pool Payment.  Buyer shall be deemed to actually realize a Tax benefit with respect to an Employee Bonus Pool Payment for a taxable year if, and to the extent that, Buyer’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Employee Bonus Pool Payment, exceeds Buyer’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Employee Bonus Pool Payment.

(x)          For purposes of this Section 2.5, the “Full-Term Goodwill Earn-Out Payment” means the product of (a) an amount equal to (A) the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, and (3) forty-five percent (45%), minus (B) the Employee Bonus Pool Reduction, if any; and (b) the Goodwill Adjusted Applicable Percentage; provided, however, that if Brincko elects the Acceleration Option solely as to itself pursuant to Section 2.7(c)(iv) of the MIPA and is paid an Accelerated Earn-Out Payment under the MIPA, then the Full-Term Goodwill Earn-Out Payment shall be the product of (i) an amount equal to (a) the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, (3) forty-five percent (45%), and (4) an amount equal to (A) 100% minus (B) the Applicable Percentage or Adjusted Applicable Percentage, as applicable, used to calculate Brincko’s Accelerated Earn-Out Payment under the MIPA, minus (b) the Employee Bonus Pool Reduction, if any; and (ii) the Goodwill Purchase Price Percentage.

(xi)         For purposes of this Section 2.5, the “Goodwill Earn-Out Cash Consideration” means an amount equal to (A) the Full-Term Goodwill Earn-Out Payment (or Accelerated Goodwill Earn-Out Payment, as applicable); minus (B) the product of (i) the Goodwill Earn-Out Restricted Stock Consideration and (ii) the Earn-Out Share Price used to calculate such Goodwill Earn-Out Restricted Stock Consideration.

(xii)        For purposes of this Section 2.5, the “Goodwill Earn-Out Restricted Stock Consideration” means that number of shares of restricted common stock of Buyer, rounded down to the nearest whole share, equal to the quotient of (A) the product of a percentage to be determined by Buyer in its sole discretion (subject to the limitation set forth in Section 2.5(g)) and the Full-Term Goodwill Earn-Out Payment (or Accelerated Goodwill Earn-Out Payment, as applicable), divided by (B) the Earn-Out Share Price; provided, however, that (1) such percentage used must be the same percentage used to calculate the Earn-Out Restricted Stock Consideration for the Sellers under the MIPA, and (2) in no event shall the Goodwill Earn-Out Restricted Stock Consideration exceed the Maximum Earn-Out Share Number.

(xiii)       For purposes of this Section 2.5, the “Goodwill Employee Bonus Pool Tax Benefit” means the product of (a) the Employee Bonus Pool Tax Benefit and (b) the Goodwill Adjusted Applicable Percentage.

(xiv)       For purposes of this Section 2.5, “Maximum Earn-Out Share Number” means that number of shares of common stock of Buyer that is equal to 19.99% of the number of outstanding shares of common stock of Buyer as of the date of this Agreement less the Goodwill Initial Purchase Price Restricted Stock Consideration, less the aggregate of any Initial Purchase Price Restricted Stock Consideration and any Earn-Out Restricted Stock Consideration paid to the Sellers under the MIPA, and less any Employee Bonus Pool Restricted Stock Consideration paid to the employees and/or consultants of the Company under the MIPA.

(b)          Full-Term Goodwill Earn-Out Payment.

(i)           Subject to Section 2.5(c), upon completion of the Earn-Out Measurement Period, if the Earn-Out EBITDA for the Earn-Out Measurement Period is greater than or equal to the Initial Purchase Price EBITDA, then Buyer shall pay, or cause to be paid, to M. Sitrick, the Full-Term Goodwill Earn-Out Payment, which amount shall consist of (A) the Goodwill Earn-Out Cash Consideration, in immediately available funds paid by wire transfer to the account designated by M. Sitrick in writing at least three (3) Business Days prior to the date that such payment is due; and (B) that number of shares of restricted common stock of Buyer representing the Goodwill Earn-Out Restricted Stock Consideration, electronically delivered to the brokerage or other account designated by M. Sitrick in writing at least three (3) Business Days prior to the date that such payment is due; provided, however, that if such shares are not delivered to M. Sitrick within three (3) Business Days of the date that the Full-Term Goodwill Earn-Out Payment is due, then upon notice by M. Sitrick, Buyer shall deliver to M. Sitrick the cash equivalent of the Goodwill Earn-Out Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by M. Sitrick in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.5(b)(i) shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.

(ii)          If Buyer realizes an Employee Bonus Pool Tax Benefit, then Buyer shall pay, or cause to be paid, to M. Sitrick, the Goodwill Employee Bonus Pool Tax Benefit in cash (in immediately available funds by wire transfer to an account designated in advance and in writing by M. Sitrick).  For the avoidance of doubt, no portion of the Employee Bonus Pool Reduction will be deemed to be an expense for purposes of determining the Earn-Out EBITDA of the Company.

(c)          Accelerated Earn-Out Payment Upon a Change of Control.

(i)           If a Change of Control occurs prior to the end of the Earn-Out Measurement Period and Sitrick Co timely delivers a Notice of Option Exercise pursuant to Section 2.7(c)(iii) of the MIPA, then Buyer shall pay, or cause to be paid to M. Sitrick, in lieu of the Full-Term Goodwill Earn-Out Payment, an amount calculated as follows (the “Accelerated Goodwill Earn-Out Payment”):

(A)          If the Change of Control occurs prior to the end of the first Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Initial Purchase Price EBITDA, (3) forty-five percent (45%), and (4) the Goodwill Applicable Percentage.

(B)           If the Change of Control occurs on or after the end of the first Earn-Out Year but at or before the end of the first six fiscal months of the second Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) the Goodwill Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Annual Earn-Out EBITDA for the first Earn-Out Year; and (iii) forty-five percent (45%).

(C)           If the Change of Control occurs after the end of the first six fiscal months of the second Earn-Out Year but before the end of the second Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the second Earn-Out Year, (3) forty-five percent (45%), and (4) the Goodwill Adjusted Applicable Percentage.

(D)           If the Change of Control occurs on or after the end of the second Earn-Out Year but at or before the end of the first six fiscal months of the third Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) the Goodwill Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Earn-Out EBITDA as of the end of the second Earn-Out Year; and (iii) forty-five percent (45%).

(E)           If the Change of Control occurs after the end of the first six fiscal months of the third Earn-Out Year but before the end of the third Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the third Earn-Out Year, (3) forty-five percent (45%), and (4) the Goodwill Adjusted Applicable Percentage.

(F)           If the Change of Control occurs on or after the end of the third Earn-Out Year but at or before the end of the first six fiscal months of the fourth Earn-Out Year, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) the Goodwill Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Earn-Out EBITDA as of the end of the third Earn-Out Year; and (iii) forty-five percent (45%).

(G)           If the Change of Control occurs after the end of the first six fiscal months of the fourth Earn-Out Year but before the end of the Earn-Out Measurement Period, then M. Sitrick shall be entitled to an Accelerated Goodwill Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the fourth Earn-Out Year, (3) forty-five percent (45%), and (4) the Goodwill Adjusted Applicable Percentage.

(ii)          The Accelerated Goodwill Earn-Out Payment shall consist of the Goodwill Earn-Out Cash Consideration and the Goodwill Earn-Out Restricted Stock Consideration, and shall be paid to M. Sitrick by (A) delivery of the Goodwill Earn-Out Cash Consideration in immediately available funds paid by wire transfer to the account designated by M. Sitrick in writing at least three (3) Business Days prior to the date that such payment is due; and (B) electronic delivery of that number of shares of restricted common stock of Buyer representing the Goodwill Earn-Out Restricted Stock Consideration to the brokerage or other account designated by M. Sitrick in writing at least three (3) Business Days prior to the date that such payment is due; provided, however, that if such shares are not delivered to M. Sitrick within three (3) Business Days after the date that such payment is due, then upon notice by M. Sitrick, Buyer shall deliver to M. Sitrick the cash equivalent of the Goodwill Earn-Out Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by M. Sitrick in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.5(c)(ii) shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.

(iii)         Notwithstanding anything herein to the contrary, if the Change of Control contemplated by a Change of Control Notice delivered to the Sellers by Buyer pursuant to Section 2.7(c)(iii) of the MIPA does not occur during the Earn-Out Measurement Period, then the Notice of Option Exercise delivered by Sitrick Co shall be deemed revoked and no Accelerated Goodwill Earn-Out Payment shall be due or payable.

(iv)         Notwithstanding anything to the contrary in this Agreement, if, in accordance with the terms of this Section 2.5, Buyer makes an Accelerated Goodwill Earn-Out Payment to M. Sitrick, then Buyer shall not be required to pay the Full-Term Goodwill Earn-Out Payment to M. Sitrick, and Buyer shall have no further obligation under this Section 2.5.  In addition, if Brincko elects the Acceleration Option pursuant to Section 2.7(c)(iv) of the MIPA, then the Goodwill Applicable Percentage or the Goodwill Adjusted Applicable Percentage used to calculate any subsequent payments made to M. Sitrick pursuant to this Section 2.5 shall be equal to the product of (a) an amount equal to (1) 100% minus (2) the Applicable Percentage or Adjusted Applicable Percentage, as applicable, used to calculate Brincko’s Accelerated Earn-Out Payment under the MIPA, and (b) the Goodwill Purchase Price Percentage.

(d)          Earn-Out Statements.

(i)          Within 120-days following the end of each Earn-Out Year (except for the end of the final Earn-Out Year corresponding to the end the Earn-Out Measurement Period), Buyer will prepare or cause to be prepared and deliver or cause to be delivered to M. Sitrick a statement (each, an “Interim Earn-Out EBITDA Statement”) showing Buyer’s calculation of the Annual Earn-Out EBITDA for the applicable Earn-Out Year.

(ii)          In the event that Sitrick Co or Brincko elects to exercise the Acceleration Option pursuant to Section 2.7(c)(iii) or (iv) of the MIPA, as applicable, and timely delivers the Notice of Option Exercise to Buyer, then within 90-days after the Change of Control, Buyer will prepare or cause to be prepared and deliver or cause to be delivered to M. Sitrick a statement (the “Accelerated Earn-Out EBITDA Statement”), which shall set forth Buyer’s calculation of the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as required to calculate the Accelerated Goodwill Earn-Out Payment pursuant to Section 2.5(c) and/or the Accelerated Earn-Out Payment pursuant to Section 2.7(c) of the MIPA; provided, however, that if the Change of Control occurs prior to the end of the first Earn-Out Year, then Buyer will deliver the Accelerated Goodwill Earn-Out Payment to M. Sitrick within 90-days following the Change of Control without regard to the following procedural provisions of this Section 2.5(d).

(iii)         Within 120-days after the end of the Earn-Out Measurement Period, Buyer will prepare or cause to be prepared and deliver or cause to be delivered to M. Sitrick a statement (the “Earn-Out EBITDA Statement”), which shall set forth Buyer’s calculation of the Earn-Out EBITDA for the Earn-Out Measurement Period.

(iv)        Upon receipt of any Interim Earn-Out EBITDA Statement from Buyer, M. Sitrick shall have 30-days to review such Interim Earn-Out EBITDA Statement.  If M. Sitrick disagrees with such Interim Earn-Out EBITDA Statement, he shall follow the procedures set forth in Section 2.5(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide M. Sitrick with such access to the financial books and records of the Company as he may reasonably request to enable him to review such Interim Earn-Out EBITDA Statement.  If neither M. Sitrick nor any of the Sellers timely delivers a Statement of Earn-Out Objections pursuant to Section 2.5(f) or pursuant to the MIPA, then the Annual Earn-Out EBITDA for the applicable Earn-Out Year shall be as set forth in the Interim Earn-Out EBITDA Statement.

(v)         Upon receipt of any Accelerated Earn-Out EBITDA Statement from Buyer, M. Sitrick shall have 30-days to review the Accelerated Earn-Out EBITDA Statement.  If M. Sitrick disagrees with such Accelerated Earn-Out EBITDA Statement, he shall follow the procedures set forth in Section 2.5(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide to M. Sitrick such access to the financial books and records of the Company as he may reasonably request to enable him to review such Accelerated Earn-Out EBITDA Statement.  If neither M. Sitrick nor any of the Sellers timely delivers a Statement of Earn-Out Objections pursuant to Section 2.5(f) or pursuant to the MIPA, then the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as applicable, shall be as set forth in the Accelerated Earn-Out EBITDA Statement.

(vi)        Upon receipt of the Earn-Out EBITDA Statement from Buyer, M. Sitrick shall have 30-days to review the Earn-Out EBITDA Statement.  If M. Sitrick disagrees with such Earn-Out EBITDA Statement, he shall follow the procedures set forth in Section 2.5(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide to M. Sitrick such access to the financial books and records of the Company as he may reasonably request to enable him to review such Earn-Out EBITDA Statement.  If neither M. Sitrick nor any of the Sellers timely delivers a Statement of Earn-Out Objections pursuant to Section 2.5(f) or pursuant to the MIPA, then the Earn-Out EBITDA for the Earn-Out Measurement Period shall be as set forth in the Earn-Out EBITDA Statement.

(vii)       Within ten (10) Business Days after the final determination pursuant to Section 2.5(d)(v) of the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as applicable, M. Sitrick shall prepare or cause to be prepared and deliver or cause to be delivered to Buyer a statement (the “Accelerated Goodwill Adjusted Applicable Percentage Statement”), which shall set forth the Goodwill Adjusted Applicable Percentage, calculated in accordance with Schedule E.  M. Sitrick shall, in connection with the preparation of the Goodwill Adjusted Applicable Percentage Statement, negotiate in good faith to determine the mechanism for allocating the EBITDA of the Company among the Sellers and M. Sitrick, and Buyer shall have the right to rely on the Goodwill Adjusted Applicable Percentage set forth on the Accelerated Adjusted Applicable Percentage Statement in making any payments to M. Sitrick pursuant to this Section 2.5.

(viii)      Within ten (10) Business Days after the final determination pursuant to Section 2.5(d)(vi) of the Earn-Out EBITDA for the Earn-Out Measurement Period, M. Sitrick shall prepare or cause to be prepared and deliver or cause to be delivered to Buyer a statement (the “Goodwill Adjusted Applicable Percentage Statement”), which shall set forth the Goodwill Adjusted Applicable Percentage calculated in accordance with Schedule E.  M. Sitrick shall, in connection with the preparation of the Goodwill Adjusted Applicable Percentage Statement, negotiate in good faith to determine the mechanism for allocating the EBITDA of the Company among the Sellers and M. Sitrick, and Buyer shall have the right to rely on the Goodwill Adjusted Applicable Percentage set forth on the Goodwill Adjusted Applicable Percentage Statement in making any payments to M. Sitrick pursuant to this Section 2.5.

(ix)         Within ten (10) Business Days of the later of (a) receipt of the Accelerated Goodwill Adjusted Applicable Percentage Statement from M. Sitrick and (b) receipt of the Accelerated Adjusted Applicable Percentage Statement from the Sellers pursuant to the MIPA, Buyer shall prepare or cause to be prepared and deliver or cause to be delivered to M. Sitrick a statement (the “Accelerated Goodwill Earn-Out Payment Statement”), which shall set forth Buyer’s calculation of the Accelerated Goodwill Earn-Out Payment.

(x)          Within ten (10) Business Days of the later of (a) receipt of the Goodwill Adjusted Applicable Percentage Statement from M. Sitrick and (b) receipt of the Adjusted Applicable Percentage Statement from the Sellers and the Employee Bonus Pool Statement from the Management Officers pursuant to the MIPA, Buyer shall prepare or cause to be prepared and deliver or cause to be delivered to M. Sitrick a statement (the “Final Goodwill Earn-Out Payment Statement”), which shall set forth Buyer’s calculation of the Full-Term Goodwill Earn-Out Payment.

(xi)         Upon receipt of an Accelerated Goodwill Earn-Out Payment Statement from Buyer, M. Sitrick shall have ten (10) Business Days to review the Accelerated Goodwill Earn-Out Payment Statement.  If M. Sitrick disagrees with such Accelerated Goodwill Earn-Out Payment Statement, Buyer and M. Sitrick shall endeavor in good faith, for a period not to exceed twenty (20) Business Days from the date of receipt of such Accelerated Goodwill Earn-Out Payment Statement, to resolve M. Sitrick’s objections.  If such objections are not so resolved at the end of the 20-Business Day period, then either M. Sitrick or Buyer may submit the resolution of such objections to the Accounting Arbitrator in accordance with the procedure set forth in Section 2.5(f) with respect to Earn-Out Disputes.  If M. Sitrick does not timely object to the Accelerated Goodwill Earn-Out Payment Statement, then the Accelerated Goodwill Earn-Out Payment shall be as set forth in the Accelerated Goodwill Earn-Out Payment Statement.

(xii)        Upon receipt of the Final Goodwill Earn-Out Payment Statement from Buyer, M. Sitrick shall have ten (10) Business Days to review the Final Goodwill Earn-Out Payment Statement.  If M. Sitrick disagrees with such Final Goodwill Earn-Out Payment Statement, Buyer and M. Sitrick shall endeavor in good faith, for a period not to exceed twenty (20) Business Days from the date of receipt of such Final Goodwill Earn-Out Payment Statement, to resolve M. Sitrick’s objections.  If such objections are not so resolved at the end of the 20-Business Day period, then either M. Sitrick or Buyer may submit the resolution of such objections to the Accounting Arbitrator in accordance with the procedure set forth in Section 2.5(f) with respect to Earn-Out Disputes.  If M. Sitrick does not timely object to the Final Goodwill Earn-Out Payment Statement, then the Full-Term Goodwill Earn-Out Payment shall be as set forth in the Final Goodwill Earn-Out Payment Statement.

(xiii)       Notwithstanding the foregoing, if Brincko has previously elected the Acceleration Option solely as to itself pursuant to Section 2.7(c)(iv) of the MIPA and M. Sitrick has previously delivered to Buyer an Accelerated Goodwill Adjusted Applicable Percentage Statement pursuant to Section 2.5(d)(vii), then (A) the Goodwill Adjusted Applicable Percentage shall be as set forth on the Accelerated Goodwill Adjusted Applicable Percentage Statement, and M. Sitrick shall not be required to deliver any subsequent Accelerated Goodwill Adjusted Applicable Percentage Statement or Goodwill Adjusted Applicable Percentage Statement, and (B) Buyer may combine the Accelerated Earn-Out EBITDA Statement with the Accelerated Goodwill Earn-Out Payment Statement or the Earn-Out EBITDA Statement with the Final Goodwill Earn-Out Payment Statement, as applicable, and M. Sitrick shall have 30-days to review such combined statements pursuant to Section 2.5(d)(v) or Section 2.5(d)(vi), as applicable.

(xiv)       In connection with the preparation of the above referenced Earn-Out Payment Statements, Buyer will obtain an audit of the financial statements of the Company for the applicable Earn-Out Year.  Each audit will be performed by a nationally recognized independent registered accounting firm determined by Buyer and will comply with GAAP and the then-current rules of the SEC.  The Parties agree that the costs of each such audit will be borne by the Company and included in determining EBIDTA for the applicable Earn-Out Year under audit.

(e)           Payment.

(i)           Within five (5) Business Days after the final determination of the Accelerated Goodwill Earn-Out Payment, Buyer shall deliver the Accelerated Goodwill Earn-Out Payment to M. Sitrick in accordance with Section 2.5(c).

(ii)          Within five (5) Business Days after the final determination of the Full-Term Goodwill Earn-Out Payment, Buyer shall deliver the Full-Term Goodwill Earn-Out Payment to M. Sitrick in accordance with Section 2.5(b).

(iii)         Within forty-five (45) days after the filing of Buyer’s tax return for the taxable year in which any Employee Bonus Pool Tax Benefit is realized, Buyer shall deliver the Goodwill Employee Bonus Pool Tax Benefit to M. Sitrick in accordance with Section 2.5(b).  Buyer shall prepare a schedule, certified by the Chief Financial Officer of Buyer, calculating the Goodwill Employee Bonus Pool Tax Benefit or lack thereof for each year that a Goodwill Employee Bonus Pool Tax Benefit may be payable pursuant to Section 2.5(b).

(f)            Objections to Earn-Out Payment Statements.  If M. Sitrick has any objections to any Accelerated Earn-Out EBITDA Statement, Interim Earn-Out EBITDA Statement or the Earn-Out EBITDA Statement, he shall deliver to Buyer a written statement (the “Statement of Earn-Out Objections”), no later than 30-days after delivery of any Accelerated Earn-Out EBITDA Statement, Interim Earn-Out EBITDA Statement or the Earn-Out EBITDA Statement, as the case may be, setting forth with reasonable specificity his objections and including supporting documentation.  Following receipt by Buyer of a Statement of Earn-Out Objections from M. Sitrick, Buyer and M. Sitrick shall endeavor in good faith, for a period not to exceed 30-days from the date of delivery of such Statement of Earn-Out Objections, to resolve the objections (each objection not so resolved, an “Earn-Out Dispute”).  If at the end of the 30-day period there are any Earn-Out Disputes, either M. Sitrick or Buyer may submit the resolution of such Earn-Out Dispute to KPMG LLP; provided, however, that if KPMG LLP is not then independent, then Buyer and M. Sitrick shall agree in good faith on another national firm of independent accountants (the “Accounting Arbitrator”).  The Accounting Arbitrator will, under the terms of its engagement, have no more than (A) 30-days from the date of referral; and (B) 10 Business Days from the final submission of information and testimony by Buyer and M. Sitrick within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Statement of Earn-Out Objections), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The fees and expenses of the Accounting Arbitrator with respect to any Earn-Out Dispute shall be paid by the Party whose determination was furthest from that of the Accounting Arbitrator.  Buyer will revise any Interim Earn-Out EBITDA Statement, any Accelerated Earn-Out EBITDA Statement, the Earn-Out EBITDA Statement, any Accelerated Goodwill Earn-Out Payment Statement and the Final Goodwill Earn-Out Payment Statement, as the case may be, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(f) or pursuant to Section 2.7(f) of the MIPA.

(g)           Maximum Earn-Out Restricted Stock Consideration.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Goodwill Earn-Out Restricted Stock Consideration, whether paid as part of any Full-Term Goodwill Earn-Out Payment or as part of any Accelerated Goodwill Earn-Out Payment(s), exceed fifty percent (50%) of the Goodwill Earn-Out Payment.

(h)           Right of Set-Off.  Buyer has the right to set-off any amounts payable to Buyer as a result of any claim by the Buyer Indemnitees for indemnification under Section 8 against any amounts payable to M. Sitrick pursuant to this Section 2.5.

(i)            Illustrative Examples.  Attached as Schedule D are examples of the manner in which this Section 2.5 would be applied in the scenarios described therein.  Schedule D has been prepared for illustrative purposes only and is not intended to be binding on the Parties.  Schedule D does not constitute a part of this Agreement.

(j)            Operation of Business during the Earn-Out Measurement Period.  For so long as M. Sitrick is employed under his Employment Agreement, Buyer and M. Sitrick agree to abide by Section 2.7(j) of the MIPA with respect to the operation of the Company during the Earn-Out Measurement Period.  Notwithstanding anything to the contrary herein, Buyer agrees that any (X) sale of the Company’s business units or lines, (Y) merger or consolidation of the Company into an existing business line or subsidiary of Buyer, or (Z) merger or other legal consolidation of any merged or acquired business into or with the Company, in each case without the mutual consent of the Company and Buyer as provided in Section 2.5(j)(vi) of the MIPA, shall be deemed a “Change of Control” for purposes of this Section 2.5.

2.6          Withholding Rights.  Buyer shall be entitled to deduct and withhold from any amount otherwise payable to M. Sitrick pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Legal Requirements.  To the extent that amounts are so withheld by Buyer such withheld amounts will be treated for all purposes of this Agreement as having been paid to M. Sitrick in respect of which such deduction and withholding was made.

2.7          Purchase Price Allocation.  Buyer and M. Sitrick agree that, for Buyer’s and M. Sitrick’s respective Tax purposes, the Goodwill Purchase Price shall be shall be allocated in its entirety to the purchase of the Goodwill pursuant to this Agreement.  The Parties agree that:  (a) none of the Parties shall take a position on any Tax Return (including IRS Form 8594) that is inconsistent with such allocation without the written consent of the other Parties or unless otherwise required pursuant to applicable Legal Requirements; (b) the Parties shall cooperate with each other in connection with the preparation, execution and timely filing of all Tax Returns related to such allocation; and (c) the Parties shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to any such allocation; provided, however, that nothing in this Agreement generally or this Section 2.7 specifically shall require Buyer to report the Transactions consistently with the allocation provided for in this Section 2.7 for any purpose other than Tax purposes, including, without limitation, for financial reporting purposes.

2.8          Additional Actions.  If, at any time after the Closing Date, Buyer reasonably determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in or to any of the Goodwill or otherwise to carry out this Agreement, the officers and directors of Buyer shall have the power and authority to execute and deliver, in the name and on behalf of M. Sitrick, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of M. Sitrick, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Goodwill in Buyer or otherwise to carry out this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES RELATING TO M. SITRICK.

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, M. Sitrick represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, that, except as set forth in the disclosure letter, dated the date hereof, delivered by M. Sitrick to Buyer prior to the execution of this Agreement with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such disclosure letter relates:

3.1          Organization, Power and Authority.

(a)           M. Sitrick has the requisite power, authority and capacity necessary to enter into, deliver and perform his obligations pursuant to this Agreement and each of the Transaction Documents to which he is a party as of the date of this Agreement or will be a party as of the Closing Date.

(b)           This Agreement has been, and upon execution and delivery, the other Transaction Documents to which M. Sitrick is a party will be, duly executed and delivered by M. Sitrick.  Each Transaction Document to which M. Sitrick is a party constitutes a valid and binding obligation of M. Sitrick and is enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

3.2          No Violation of Legal Requirements or Agreements; Consents.  Neither the execution and delivery by M. Sitrick of this Agreement, the consummation of the Transactions, nor the compliance with or fulfillment of the terms, conditions, or provisions hereof by M. Sitrick, with or without the giving of notice or passage of time or both, directly or indirectly, (i) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination, expiration or cancellation of, creates an obligation or adversely affects a right under, requires a notice under, imposes additional obligations or loss of rights under, or accelerates the maturity or expiration date of any material lease, license, indenture, mortgage, or any other legally binding oral or written material contract, agreement or other arrangement to which M. Sitrick is a party or by which any of his assets may be bound or affected; (ii) violates any material Legal Requirement to which M. Sitrick is subject; or (iii) otherwise requires material consents, approvals, authorizations, registrations or filings by, or with, a Government Entity, other than under the HSR Act.

3.3          Ownership.  M. Sitrick is the owner of all right, title and interest in and to the Goodwill, free and clear of any and all Encumbrances. There are no outstanding rights to acquire from M. Sitrick, or any contracts or commitments providing for the sale, assignment or other transfer by M. Sitrick of, any of the Goodwill.

3.4          Litigation.  There is no proceeding, hearing, investigation, inquiry, claim, action, suit, arbitration, government investigation or other legal or administrative proceeding (each, an “Action”) pending or threatened against M. Sitrick or his properties or assets, which could (a) impair the ability of M. Sitrick to consummate the Transactions and otherwise perform hereunder or (b) have a Material Adverse Effect on the Goodwill.

3.5          Contracts.  Except as expressly contemplated by this Agreement, M. Sitrick is not a party to or bound by any written or oral contract, agreement or arrangement:

(a)           that restricts or purports to restrict in any respect the sale, assignment or other transfer by him of any of the Goodwill; or

(b)           that restricts or purports to restrict in any respect (including, without limitation, as to manner or place) his ability (or the ability of any of his Affiliates) to engage in any line of business, compete with any Person or sell to, purchase from, or provide services to any other Person; or

(c)           that would, as a result of the Transactions, in any way restrict the business of Buyer or provide the counterparty to any such contract or agreement with rights to any of Buyer’s assets.

3.6          Intellectual Property.

(a)           M. Sitrick is the owner of all right, title and interest in and to or otherwise has the right to use and exploit the intellectual property relating to the Goodwill, including, without limitation, M. Sitrick’s name, likeness, and biographical information in the public relations industry, the name “Sitrick” in the public relations industry, the right to collect all proceeds and damages therefrom, and the right to authorize the use of, sublicense and/or grant to, third parties any or all of these rights (collectively, the “M. Sitrick Intellectual Property”).

(b)           M. Sitrick has not sold, assigned, transferred, leased or licensed to any third party, other than Sitrick Co, any material M. Sitrick Intellectual Property, modified any rights with respect thereto, or entered into any settlement regarding the breach or infringement of any M. Sitrick Intellectual Property.

(c)           To the Knowledge of M. Sitrick, no Person is engaging in any activity that infringes upon or misappropriates any M. Sitrick Intellectual Property.  M. Sitrick has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the M. Sitrick Intellectual Property.

3.7          Brokerage.  M. Sitrick has no Liability to pay any fees or commissions to any broker, finder, agent or investment or commercial banker or other Person or firm engaged by or acting on his behalf or on behalf of any of M. Sitrick’s Affiliates in connection with the negotiation, execution or performance of the Transaction Documents.

3.8          Absence of Certain Business Practices.  None of M. Sitrick or any other Person affiliated with M. Sitrick or acting for or on his behalf has (a) directly or indirectly, made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (b) agreed to give any gift or similar benefit to any customer or client, supplier, government employee or other Person which could subject any of the Parties to any damage or penalty in any civil, criminal or government litigation or proceeding.

3.9          Disclosure.  To the Knowledge of M. Sitrick, no representation or warranty of M. Sitrick in this Agreement, and no statement in the Schedules delivered by M. Sitrick pursuant to this Agreement, contains any misstatement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.10        Accredited Investor.  M. Sitrick is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended.  The M. Sitrick Accredited Investor Questionnaire delivered to Buyer is accurate and complete.  M. Sitrick agrees to furnish any additional information requested to assure compliance with applicable federal and state securities Legal Requirements in connection with the issuance to M. Sitrick of the Goodwill Purchase Price to be paid to M. Sitrick in the form of restricted common stock of Buyer (the “Restricted Stock Consideration”).

3.11        Receipt of Restricted Stock Consideration for M. Sitrick’s Own Account.  The Restricted Stock Consideration is being acquired for investment for M. Sitrick’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities Legal Requirements.

3.12        Restricted Securities.  M. Sitrick is aware that the Restricted Stock Consideration is subject to significant restrictions on transfer, including pursuant to the Lock-Up Agreement, and may not be freely sold.  M. Sitrick represents that he (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties; (b) can afford the complete loss of its investment; and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Restricted Stock Consideration.

3.13        Legends.  In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the Parties, each certificate evidencing the Restricted Stock Consideration shall bear the following legends:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH RESTRICTIONS ON TRANSFER ARE BINDING ON ANY TRANSFEREES OF THESE SHARES.

SECTION 4.  REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.

As a material inducement to M. Sitrick to enter into this Agreement and to consummate the Transactions, Buyer hereby represents and warrants, as of the date of this Agreement and as of the Closing, as follows:

4.1          Organization, Power and Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation and has the corporate power and authority to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary corporate and shareholder action.

4.2          No Breach.

(a)           Each Transaction Document to which Buyer is a party constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

(b)           The execution and delivery of the Transaction Documents do not, and the consummation of the Transactions and compliance with the provisions of the Transaction Documents will not (i) violate any Legal Requirement to which Buyer or any of its assets are subject, or its Governing Documents; or (ii) require any authorization, consent, permit or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, other than under the HSR Act or as may be required by The Nasdaq Global Select Market.

4.3          Brokerage.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.4          No Litigation.  (a) Buyer is not subject to any outstanding injunction, judgment, order or decree, and (b) there is no Action pending, or to Buyer’s knowledge, threatened against or involving Buyer, in either case that may reasonably be expected to have the effect of preventing, delaying or making unlawful the consummation of the Transactions.

4.5          Valid Issuance of Buyer Common Stock.  The Restricted Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.  Assuming the accuracy of M. Sitrick’s representations and warranties and the accuracy of the M. Sitrick Accredited Investor Questionnaire, the Restricted Stock Consideration will be issued in compliance with applicable federal and state securities Legal Requirements.

4.6          Buyer SEC Documents and Financial Statements.  A true and complete copy of each annual, quarterly and other periodic report and definitive proxy statement filed by Buyer with the SEC from May 27, 2006 through the date of this Agreement (the “Buyer SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Buyer SEC Document filed prior to the date hereof.  The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.7          Subsequent Events.  Since May 30, 2009, there has been no event or occurrence which has had a Material Adverse Effect on Buyer.

SECTION 5.  ACTIONS PRIOR TO CLOSING.

The Parties covenant and agree to take the following actions between the date hereof and the Closing:

5.1          Notifications.

(a)           Each Party shall promptly notify the other Parties of any Action that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Transactions.

(b)           Promptly after M. Sitrick shall gain Knowledge thereof, he shall give notice to Buyer of the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty of M. Sitrick contained in this Agreement to be untrue or inaccurate in any material respect; or (ii) any covenant, condition or agreement of M. Sitrick contained in this Agreement not to be complied with or satisfied; provided, however, that, subject to Section 8.2, the delivery of any notice pursuant to this Section 5.1(b) shall not limit or otherwise affect the remedies available to Buyer.

5.2          Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, M. Sitrick shall use commercially reasonable efforts to take, or cause to be taken, as to the Goodwill, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

5.3          Exclusivity.  M. Sitrick shall not, directly or indirectly, through any representative or otherwise (including, without limitation, through Sitrick Co or any of its representatives), solicit or entertain offers from, negotiate with or in any manner encourage, discuss, facilitate, accept or consider any proposal of any Person other than Buyer relating to any acquisition of all or a material portion of the Goodwill, the Sitrick Business or the Business, whether directly or indirectly, through purchase, merger, consolidation, license or otherwise (collectively, a “Proposal”).  If, during the period of time between the date hereof and the Closing, M. Sitrick or any of his representatives (including, without limitation, Sitrick Co or any of its representatives) receives, directly or indirectly, a Proposal, then M. Sitrick shall, within one (1) Business Day after receipt thereof, inform Buyer of the offer and deliver to Buyer a summary of the terms of the Proposal (if oral) or a copy of the Proposal (if written), and shall not engage in any discussions or negotiations with such offeror or its representatives regarding such Proposal.

5.4          Operations Prior to Closing.  Except (x) as set forth on Schedule 5.4; (y) as otherwise contemplated by this Agreement or the Contribution Agreement; or (z) with the prior, written consent of Buyer (which consent may be withheld in the sole discretion of Buyer), from and after the date of this Agreement until the Closing, M. Sitrick shall:

(a)           not amend the MIPA or the Noncompetition Agreements;

(b)           not do any act, or omit to take any action, which would cause any representation or warranty of M. Sitrick in this Agreement to be or become untrue in any material respect;

(c)           not take any action that has, or would reasonable be expected to have, the effect of diminishing the value of the Goodwill;

(d)           take any action that subjects, or permits to be subjected, the Goodwill to any Encumbrance; and

(e)           not enter into any agreement to do any of the actions prohibited by Section 5.4(a) through (d).

SECTION 6.       CONDITIONS TO CLOSING.

6.1           M. Sitrick’s Conditions to Closing.  The obligation of M. Sitrick to proceed with Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by M. Sitrick:

(a)           Representations and Warranties.

(i)           The representations and warranties of Buyer contained in this Agreement (other than the Buyer Excluded Representations and Warranties) shall be true and correct in all respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and except where a breach of such representations and warranties would not, individually or in the aggregate with all other breaches, have a Material Adverse Effect on Buyer; provided, however, that for purposes of this Section 6.1(a)(i), those representations and warranties of Buyer that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein for purposes of determining whether a Material Adverse Effect exists;

(ii)           The Buyer Excluded Representations and Warranties shall be true and correct in all material respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, however, that for purposes of this Section 6.1(a)(ii), those Buyer Excluded Representations and Warranties that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein;

(b)           Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by Buyer prior to or on the Closing Date;

(c)           Closing Certificate.  Delivery by Buyer of a certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying that the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled;

(d)           Purchase Price.  Delivery by Buyer of the Goodwill Initial Purchase Price, in accordance with Section 2.4; and

(e)           MIPA. The closing of the transactions contemplated by the MIPA shall have occurred concurrently with the Closing.

6.2           Buyer’s Conditions to Closing.  The obligation of Buyer to proceed with Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

(a)           Representations and Warranties.

(i)           The representations and warranties of M. Sitrick contained in this Agreement (other than the M. Sitrick Excluded Representations and Warranties) shall be true and correct in all respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and except where a breach of such representations and warranties would not, individually or in the aggregate with all other breaches, have a Material Adverse Effect on the Goodwill; provided, however, that for purposes of this Section 6.2(a)(i), those representations and warranties of M. Sitrick that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein for purposes of determining whether a Material Adverse Effect exists.

(ii)           The M. Sitrick Excluded Representations and Warranties shall be true and correct in all material respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, however, that for purposes of this Section 6.2(a)(ii), those M. Sitrick Excluded Representations and Warranties that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein.

(b)           Compliance with Agreement.  M. Sitrick shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by M. Sitrick prior to or on the Closing Date.

(c)           Closing Certificate.  Delivery by M. Sitrick to Buyer of a certificate, dated as of the Closing Date, signed by M. Sitrick certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d)           Material Adverse Effect Development.  Since the date of this Agreement, there shall not have arisen any events, circumstances or conditions that have had a Material Adverse Effect on the Goodwill.

(e)           MIPA. The closing of the transactions contemplated by the MIPA shall have occurred concurrently with the Closing.

(f)           Lock-Up Agreements.  The Lock-Up Agreements shall not have been amended or terminated and shall be in full force and effect.

(g)           Accredited Investor Questionnaire.  The M. Sitrick Accredited Investor Questionnaire shall be true and correct in all respects as of the Closing Date.

(h)           Other.  Receipt of such other documents and instruments as are reasonably necessary to effectuate or evidence the Transactions.

SECTION 7.       ADDITIONAL AGREEMENTS.

7.1           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) due and payable with respect to the transfer of the Goodwill shall be paid by M. Sitrick when due, and M. Sitrick will, at his own expense and not withstanding Section 7.2 below, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by any applicable Legal Requirement, the other Parties will join in the execution of any such Tax Returns and other documentation.

7.2           Tax Matters.   The Parties acknowledge that they have each relied solely on their own tax advisors with respect to the tax consequences of the Transactions and related transactions and that none of the Parties has assisted or participated in any way with the tax planning of any other Party.  Nothing in this Agreement shall be construed as the approval or support of any Party of any tax position taken by any other Party with respect to the Transactions and related transactions.

7.3           Expenses.  Except as otherwise specifically provided in this Agreement, each of the Parties will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other Transaction Documents and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.

7.4           Further Assurances.  From and after the Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

7.5           Release.

(a)           Effective as of the Closing, M. Sitrick for himself and on behalf of his Affiliates, successors, assigns, heirs and executors (collectively, the “Releasor”), hereby unconditionally and irrevocably releases and discharges Buyer, the Company and their respective officers, directors, managers, partners, employees, agents, successors and assigns (collectively, the “Releasees”), from all actions, causes of action, suits, damages, judgments, claims, and demands whatsoever, in law, admiralty or equity, which the Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of (i) the Goodwill Purchase and/or (ii) the allocation of the Purchase Price and the Goodwill Purchase Price between Sitrick Co and M. Sitrick; provided, however, that nothing contained in this Section 7.5 shall affect the rights, Liabilities or obligations of any party under the Transaction Documents or for fraud.  The Releasor represents and warrants that he has not assigned any of his claims released by this Section 7.5(a) to any other Person on or prior to the date hereof, and will not assign any such claim.  The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee based upon any matter released pursuant to this Section 7.5(a).

(b)           M. Sitrick hereby expressly waives and relinquishes, with respect to the claims released in Section 7.5(a), above, to the fullest extent permitted by Legal Requirements, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c)           M. Sitrick expressly warrants that has been advised by his legal counsel and understands and acknowledges the significance and consequence of this release, of this specific waiver of Section 1542 of the California Civil Code and recognizes and understands that the same applies to and covers all claims described in this Section 7.5 whether or not known or suspected to exist at the present time.

SECTION 8.       SURVIVAL AND INDEMNIFICATION.

8.1           Survival of Representations and Warranties.

(a)           All of the representations and warranties contained herein shall survive the Closing and continue in full force and effect for a period of 15 months thereafter, except that the representations and warranties in Section 3.1 (Organization, Power and Authority), Section 3.3 (Ownership), Section 3.7 (Brokerage), Section 3.10 (Accredited Investor), Section 3.11 (Receipt of Restricted Stock Consideration for M. Sitrick’s Own Account), Section 3.12 (Restricted Securities); and Section 3.13 (Legends) shall survive the Closing and continue in full force and effect forever.  The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive until fully performed or complied with.

(b)           Any matter as to which an Indemnification Claim Notice has been given during the applicable survival period specified in this Section 8.1, which is pending or unresolved at the end of the applicable survival period, shall continue to be covered by this Section 8 notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

8.2           Waiver of Conditions.  Subject to Section 5.1 of this Agreement, a waiver of any condition to Closing set forth in Section 6.1(a), Section 6.2(a) or Section 6.2(d) by any Party to this Agreement shall constitute a waiver of such Party's rights hereunder with respect to the circumstances underlying the failure to satisfy any such Closing condition (including rights under this Section 8).

8.3           Indemnification Obligations of M. Sitrick.  Subject to the provisions of Section 8.6 below, M. Sitrick shall indemnify, defend and hold harmless Buyer and its successors, assigns, Affiliates (including the Company after the Closing), shareholders, officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

(a)           the breach of any of the covenants or agreements made by M. Sitrick in this Agreement;

(b)           the breach of any of the representations and warranties made by M. Sitrick in this Agreement or, without duplication of recovery, by any of the Sitrick Parties in the MIPA (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of Losses shall be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein);

(c)           any Taxes, costs, expenses or other amounts incurred or paid (including, without limitation, reasonable advisors’ fees) by Buyer in connection with Buyer’s participation in or response to any inquiry or examination by a taxing authority with respect to the acquisition of the Goodwill by Buyer; and

(d)           any dispute between M. Sitrick and Sitrick Co, Brincko and/or J. Brincko with respect to Section 2.5.

8.4           Indemnification Obligations of Buyer.  Subject to the provisions of Section 8.5 below, Buyer shall indemnify, defend and hold harmless M. Sitrick from and after the Closing, in respect of any Loss which M. Sitrick suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

(a)           the breach of any of the covenants or agreements made by Buyer in this Agreement; and

(b)           the breach of any of the representations and warranties made by Buyer contained in Section 4 of this Agreement (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of Losses, shall be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein).

8.5           Limitations on Indemnification.

(a)           Subject to the final sentence of this Section 8.5(a), the Buyer Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 8.3(b) unless and until the aggregate amount of the Losses suffered by the Buyer Indemnitees exceeds $250,000 (the “Goodwill Indemnification Basket”), in which case the Buyer Indemnitees shall only be entitled to claim indemnity for the aggregate amount of the Losses suffered by the Buyer Indemnitees in excess of the Goodwill Indemnification Basket; provided, however, that the Goodwill Indemnification Basket shall not apply to any claim for indemnification with respect to (i) any breach of any of the M. Sitrick Excluded Representations and Warranties; or (ii) any fraud or intentional misrepresentation.  By way of clarification, the limitations set forth in this Section 8.5(a) shall not apply to any claim for indemnification pursuant to Sections 8.3(a) and 8.3(c) through (d).  Notwithstanding anything to the contrary herein, any Losses subject to the Sitrick Basket pursuant to Section 9.7(a) of the MIPA shall be counted for the Goodwill Indemnification Basket under this Section 8.5(a).

(b)           Subject to the following sentences of this Section 8.5(b), the maximum aggregate obligation of M. Sitrick with respect to any claim for indemnification pursuant to Section 8.3(b) (other than any claim for indemnification with respect to any breach of the M. Sitrick Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 8.3(a) and 8.3(c) through (d)) shall not exceed $21,000,000 (the “Goodwill Indemnification Cap”).  With respect to claims for indemnification with respect to any breach of the M. Sitrick Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 8.3(a) and 8.3(c) through (d), there shall be no limit on the aggregate obligation of M. Sitrick.  Notwithstanding anything to the contrary herein, any Losses subject to the Sitrick Cap pursuant to Section 9.7(c) of the MIPA shall be counted for the Goodwill Indemnification Cap under this Section 8.5(b).

(c)           Subject to the final sentence of this Section 8.5(c), M. Sitrick shall not be entitled to assert any claim for indemnification pursuant to Section 8.4(b) unless and until the aggregate amount of the Losses suffered by M. Sitrick exceeds the Goodwill Indemnification Basket, in which M. Sitrick shall only be entitled to claim indemnity for the aggregate amount of the Losses suffered by M. Sitrick in excess of the Goodwill Indemnification Basket; provided, however, that the Goodwill Indemnification Basket shall not apply to a claim for indemnification with respect to any fraud or intentional misrepresentation.  By way of clarification, the limitations set forth in this Section 8.5(c) shall not apply to any claim for indemnification pursuant to Section 8.4(a).  Notwithstanding anything to the contrary herein, any Losses subject to the Buyer Basket pursuant to Section 9.7(f) of the MIPA shall be counted for the Goodwill Indemnification Basket under this Section 8.5(c).

(d)           Subject to the final sentence of this Section 8.5(d), the maximum aggregate obligation of Buyer with respect to any claim for indemnification pursuant to Section 8.4(b) shall not exceed the Goodwill Indemnification Cap.  With respect to claims for indemnification pursuant to Section 8.4(a), and any fraud or intentional misrepresentation, there shall be no limit on the aggregate obligation of Buyer.  Notwithstanding anything to the contrary herein, any Losses subject to the Sitrick Cap pursuant to Section 9.7(g) of the MIPA shall be counted for the Goodwill Indemnification Cap under this Section 8.5(d).

8.6           Indemnification Procedures.

(a)           Notice of Third Party Claims.  If any third party notifies any Party of any matter that may give rise to a claim by such Party for indemnification pursuant to Sections 8.3 or 8.4 above (a “Third Party Claim”), such Party (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly (and in any event within 30-days after written notice of such claim) after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice within such 30-day period will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual prejudice caused by such failure.

(b)           Control of Defense; Conditions.  The obligations of an Indemnifying Party under this Section 8 with respect to Losses arising from any Third Party Claim that are subject to the indemnification provided in Sections 8.3 or 8.4 above shall be governed by and contingent upon the following additional terms and conditions:

(i)           An Indemnifying Party, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within 30-days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint as lead counsel of such defense any legal counsel reasonably acceptable to the Indemnified Party.  In order for an Indemnifying Party to assume control of the defense of any Third Party Claim, the Indemnifying Party must provide written notice to the Indemnified Party accepting Liability to indemnify the Indemnified Party for the Losses arising from the Third Party Claim.

(ii)           Notwithstanding Section 8.6(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.6(b)(i); (C) the Indemnifying Party has assumed the defense in accordance with Section 8.6(b)(i) but has failed to diligently defend against the Third Party Claim; or (D) the Indemnified Party obtains an opinion of counsel that there is a conflict, in which cases the reasonable fees and expenses of one law firm and one local counsel law firm engaged by the Indemnified Party shall be paid by the Indemnifying Party on a current basis.

(iii)           The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)           Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim (A) seeks non monetary relief; or (B) involves criminal allegations, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim at the expense of the Indemnifying Party, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Notice of Other Claims.  Any Indemnified Party may make a claim for indemnification pursuant to Sections 8.3 or 8.4 above by providing an Indemnification Claim Notice to the Indemnifying Party.  Such notice must contain a description of the claim and the nature and amount, if then reasonably ascertainable, of such Loss.

(d)           Manner and Characterization of Payment.

(i)           Any indemnification obligations of M. Sitrick pursuant to Section 8.3 shall be paid within 10-days after determination thereof by wire transfer or delivery of other immediately available funds to an account designated in writing by Buyer.

(ii)           Any indemnification obligations of Buyer pursuant to Section 8.4 shall be paid within 10-days after determination thereof by wire transfer or delivery of other immediately available funds to the accounts designated in writing by M. Sitrick.

(iii)           Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable Legal Requirements, as adjustments to the consideration for all Tax purposes.

8.7           Set-Off.  Upon a final determination of a claim for indemnification pursuant to this Section 8, Buyer shall have the right to set off any and all amounts payable as a result of any claim by the Buyer Indemnitees for indemnification under this Section 8 against the amounts payable to M. Sitrick pursuant Section 2.5.

8.8           Effect of Investigation.  No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of a representation, warranty, covenant or agreement by the other Party at any time, or, subject to Section 8.2, the decision of any Party to consummate the Closing.  Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

SECTION 9.       TERMINATION.

9.1           Termination.  This Agreement shall terminate and be of no further force or effect in the event that the MIPA is terminated at any time prior to the Closing, with the termination of this Agreement being effective concurrent with the termination of the MIPA.  In addition, this Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of M. Sitrick and Buyer;

(b)           by either Buyer or M. Sitrick if the Closing shall not have been consummated on or before December 31, 2009 for any reason;

(c)           by Buyer, at any time prior to the Closing in the event that M. Sitrick is in breach, in any material respect, of the representations, warranties or covenants made by M. Sitrick in this Agreement (provided, that such condition is not the result of any breach of any representation, warranty or covenant of Buyer set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause a material adverse effect on the ability of M. Sitrick to consummate the Transactions; provided, however, that M. Sitrick shall have 30-days to cure such breach following the receipt of written notice of Buyer’s election to terminate; and

(d)           by M. Sitrick, at any time prior to the Closing in the event that Buyer is in breach, in any material respect, of the representations, warranties or covenants made by Buyer in this Agreement (provided, that such condition is not the result of any breach of any representation, warranty or covenant of M. Sitrick set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause, a material adverse effect on Buyer’s ability to consummate the Transactions; provided, however, that Buyer shall have 30-days to cure such breach following the receipt of written notice of M. Sitrick’s election to terminate.

9.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 9.1 will be effective immediately upon (or if the termination is pursuant to Sections 9.1(c) or 9.1(d) and the proviso therein is applicable, 30-days after) the delivery of written notice thereof by the terminating Party to the other Parties hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 9.2 and Section 10, each of which shall survive the termination of this Agreement; and (b) nothing herein shall relieve any Party from Liability for any intentional or willful breach of this Agreement.

SECTION 10.    MISCELLANEOUS.

10.1           Entire Agreement; Amendments; Waivers.  Except as otherwise provided in this Agreement and that certain confidentiality agreement, dated as of April 20, 2007, by and between Buyer and Sitrick Co, this Agreement, together with the other Transaction Documents and all exhibits, annexes and schedules (except for Schedule D) hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior or contemporaneous understandings, whether written or oral are superseded by this Agreement, and all prior or contemporaneous understandings, and all related agreements and understandings are hereby terminated.  This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by the Parties hereto.  No other course of dealing, custom or practice between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.  In the event that there is any conflict between the terms of this Agreement and the Contribution Agreement, the terms of this Agreement shall control.

10.2           Successors and Assigns.  Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign a security interest in its rights, title and interest under this Agreement, including its rights to indemnification hereunder, for collateral security purposes to any lender(s) providing financing to Buyer or any of its Subsidiaries or other Affiliates without any additional consent or notice of the other Parties hereto, and any such lender(s) may exercise all of the rights and remedies of Buyer hereunder.

10.3           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Legal Requirements of the State of California, without giving effect to any choice of law or conflict provision or rule (whether of the State of California or any other jurisdiction) that would cause the Legal Requirements of any jurisdiction other than the State of California to be applied.

10.4           Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.4.

If to M. Sitrick:

Michael S. Sitrick
1840 Century Park East
Suite 800
Los Angeles, CA 90067
Facsimile No.: (818) 788-9431

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attn: Joseph J. Giunta, Esq.
Facsimile No.: (213) 621-5040

If to Buyer (or to the Company after the Closing):

c/o Resources Connection, Inc.
17101 Armstrong Avenue
Irvine, CA 92614
Attn:  Kate Duchene
Facsimile No.: (714) 430-6405

with copies to:

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: David A. Krinsky, Esq. and Andor D. Terner, Esq.
Facsimile No.: (949) 823-6994

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second Business Day after deposit with a reputable overnight courier service, as the case may be.

10.5           Counterparts.  The Parties may execute this Agreement in two (2) or more counterparts, including facsimile versions (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

10.6           No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, this Agreement (including, without limitation, Section 2.5 and Schedule E) is not intended and shall not be construed to confer upon any Person other than the Parties any rights, obligations or remedies hereunder.

10.7           Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules, Annexes and Exhibits mean and refer to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules (other than Schedule D), Annexes and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Entity, Persons succeeding to the relevant functions of such Person); (f) masculine gender shall also include the feminine and neutral genders, and vice versa; (g) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (h) whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.8           Severability.  In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall, to the maximum extent permitted by Legal Requirements, not effect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

10.9           Drafting.  Each Party expressly represents and warrants to each other Party that such Party (a) has been fully informed of the terms, contents, conditions and effects of this Agreement; (b) has relied solely and completely on his or its own judgment in executing this Agreement; (c) has had the opportunity to seek and has obtained the advice of counsel and other advisors, including tax advisors, before executing this Agreement; (d) has acted voluntarily and of his or its own free will in executing this Agreement; and (e) is not acting under duress, whether economic or physical, in executing this Agreement.  This Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their respective counsel.  If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

10.10        Publicity.  Buyer and M. Sitrick will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the Transactions, and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise advisable or as may be required by applicable Legal Requirements, rule or regulation, including but not limited to the rules of The Nasdaq Global Select Market, in which case reasonable efforts to consult with the other Party will be made prior to such release or public statement.

10.11        Arbitration.

(a)           Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including, without limitation, indemnifiable claims pursuant to Section 8 and the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California, before a retired judge on the JAMS panel. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing Party.

(b)           Reasonable discovery shall be allowed in arbitration.

(c)           The governing law shall be as specified in Section 10.3.

(d)           The award rendered by the arbitrator shall be final and binding, and judgment may be entered in accordance with applicable Legal Requirements and in any court having jurisdiction thereof.

(e)           The arbitrator will be expressly prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

10.12        Remedies.  The Parties stipulate that the remedies at law of the Parties hereto in the event of any default or threatened default by any Party in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.  The exercise of any remedy by any of the Parties shall not be deemed an election of remedies or preclude any of the Parties from exercising any other remedies in the future.

*     *     *     *     *

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:		M. SITRICK:

RESOURCES CONNECTION, INC.		MICHAEL S. SITRICK

By:	/s/ Nathan W. Franke	/s/ Michael S. Sitrick
Nathan W. Franke		Michael S. Sitrick
Chief Financial Officer and		an individual
Executive Vice President

Goodwill Purchase Agreement

S-1

ANNEX A

SPOUSAL CONSENT

In consideration of the execution of that certain Goodwill Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Resources Connection, Inc., a Delaware corporation, and Michael S. Sitrick, I, ______________________, the spouse of Michael S. Sitrick, represent and acknowledge that I am a citizen of the United States and that I have been advised to retain counsel in connection with the Purchase Agreement and this Spousal Consent and either: (a) have declined to consult with counsel or (b) have consulted independent counsel with respect to the effects of the Purchase Agreement and this Spousal Consent on my legal rights.  Having considered such legal advice or declined to consult with counsel, I freely, voluntarily and knowingly execute this Spousal Consent and do hereby agree, on my behalf and on behalf of my successors, assigns, heirs, devisees, legatees, legal representatives, executors and administrators, (y) that my spouse may enter into the Purchase Agreement, and (z) to be bound by all of the terms and provisions of the Purchase Agreement.  I further agree to perform any acts or execute any documents or instruments necessary in the reasonable judgment of any party to the Purchase Agreement to effectuate the purposes or intent, or to complete the performance of the Purchase Agreement, and I will take no action at any time to hinder operation of the Purchase Agreement.

Dated:   _________________, 2009

Signature of Spouse

Print Name

Goodwill Purchase Agreement

Annex A-1

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Goodwill Purchase Agreement have been omitted from this Exhibit 2.2:

Exhibits

Exhibit A	Lock-Up Agreement

Exhibit B	M. Sitrick Accredited Investor Questionnaire

Schedules

Schedule A	Consideration; Goodwill Applicable Percentage

Schedule B	Accounting Principles

Schedule D	Earn-Out Payment Examples

Schedule E	Computation of Adjusted Applicable Percentage

2